Exhibit 99.1

bluebird bio Reports New Beta-thalassemia Major and Severe Sickle Cell Disease Data from HGB-205 Study at EHA

•	Patient with Severe Sickle Cell Disease Producing 45% Anti-sickling Hemoglobin at Six Months and Has Been Free of Transfusions for More Than Three Months
•	Patients with Beta-thalassemia Major Remain Transfusion-Independent at 16 and 14 Months, Respectively
•	First Patient with Severe Sickle Cell Disease Infused in HGB-206 Study
•	Investor Conference Call Scheduled for June 15, 2015 at 8:00 a.m. ET

VIENNA, Austria and CAMBRIDGE, Mass., June 13, 2015 – bluebird bio, Inc. (Nasdaq: BLUE), a clinical-stage company committed to developing potentially transformative gene therapies for severe genetic and rare diseases and T cell-based immunotherapies, today announced long-term follow up of two patients with beta-thalassemia major and early safety and efficacy data in the first patient with severe sickle cell disease (SCD) treated with LentiGlobin BB305 product candidate in the HGB-205 study. These data were presented today at the 20th Congress of the European Hematology Association (EHA) in Vienna, Austria by Marina Cavazzana, M.D., Ph.D., lead investigator of the HGB-205 study and professor of hematology at Paris Descartes University, head of the department of Biotherapy Hospital, the clinical research INSERM center of Biotherapy at Necker Enfants Malades, (Assistance Publique-Hôpitaux de Paris) and the Lymphohematopoiesis Laboratory, Institute of Genetic Diseases, Imagine, Paris, France.

Key findings:

•	Beta-thalassemia:
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As of May 2015, Subjects 1201 and 1202 with beta-thalassemia major remained transfusion-independent for 16 and 14 months, respectively, with persistent stable expression of HbAT87Q. Neither has experienced a LentiGlobin-related adverse event.

•	Sickle Cell Disease:
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The proportion of anti-sickling hemoglobin being produced by the first-ever patient with severe SCD treated with gene therapy (Subject 1204) is rising steadily and accounted for 45% of all hemoglobin production (40% HbAT87Q + 5% HbF) at the patient’s six-month visit post-drug product infusion; this is above the 30% threshold expected to potentially achieve a disease-modifying clinical effect.

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As of May 2015, Subject 1204 had been free of transfusions for more than three months without complications or hospitalizations for SCD-related events post-transplant, and with improvement in hemolysis markers

“These data are promising for patients living with beta-thalassemia major and severe sickle cell disease, two devastating, genetically-based hematologic diseases that have a profound impact on both quality of life and life expectancy,” said Professor Cavazzana. “The steady rise and high-level of HbAT87Q production in our patient with severe sickle cell disease is cause for optimism as we expect levels of anti-sickling hemoglobin of 30 percent or more could significantly improve and potentially eliminate the serious and life-threatening complications associated with sickle cell disease.”

bluebird bio also announced that the first patient with severe SCD has been infused in the HGB-206 U.S.-based clinical study at the National Institutes of Health Clinical Center in Bethesda, Maryland. HGB-206 is a Phase 1, U.S.-based clinical trial evaluating the safety and efficacy of bluebird bio’s LentiGlobin BB305 product candidate in subjects with severe SCD.

“Today’s data further demonstrate the potentially transformative effects of gene therapy for the treatment of beta-hemoglobinopathies and support our global regulatory strategy for LentiGlobin in beta-thalassemia major, with the goal of potentially accelerated approvals in the EU and U.S.,” said David Davidson, M.D., chief medical officer, bluebird bio. “We are excited that the promising early results for LentiGlobin in beta-thalassemia major are now extending to the first treated patient with severe sickle cell disease. With the treatment of the first patient with severe sickle cell disease in the HGB-206 study, we look forward to gaining increasing clarity on the potential clinical benefit of LentiGlobin for patients with severe sickle cell disease.”

HGB-205 Study Data

HGB-205 is an ongoing, open-label, single-center Phase 1/2 study designed to evaluate the safety and efficacy of LentiGlobin BB305 product candidate for the treatment of patients with beta-thalassemia major and severe SCD. As of May 2015, two patients with beta-thalassemia major and one patient with severe SCD have undergone infusion with LentiGlobin BB305 product candidate in this study.

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Patients with beta-thalassemia major demonstrated continued transfusion independence: The data presented today are an update on those initially presented at EHA in June 2014 and demonstrate a long-term stable and durable response. As reported at ASH in December 2014, Subjects 1201 and 1202 achieved rapid transfusion independence with near-normal hemoglobin levels. As of May 2015, Subjects 1201 and 1202 remained transfusion independent for 16 and 14 months, respectively.

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Early efficacy data is promising in the first subject with severe SCD treated with gene therapy: The production of anti-sickling hemoglobin is consistent with a level expected to potentially achieve a disease-modifying clinical effect in Subject

1204. At the six-month visit post-drug product infusion, the proportion of anti-sickling hemoglobin (HbAT87Q + HbF) accounted for 45% of all hemoglobin production (40% HbAT87Q + 5% HbF). The patient’s vector copy number in peripheral blood leukocytes was 2.2.

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Subject 1204 had his last red blood cell (RBC) transfusion at day 88. Since his infusion with LentiGlobin, this patient has had no hospitalizations, and has demonstrated improvements in markers of hemolysis, including normalization of reticulocyte count (from 283.3 x 109/L to 131.7 x 109/L) and lactate dehydrogenase (LDH) (from 626 U/L to 254 U/L).

	Beta Thalassemia Major		Severe Sickle Cell Disease
Patient	1201	1202	1204
Enrollment age/Sex	18/F	16/M	13/M
Country of Origin	Syria	France	France
Genotype	B0/BE	B0/BE	BS/BS
Transfusion requirements (mls/kg/year)	139	188	170
CD34+ VCN in drug substance	1.5	2.1	1.2/1.0*
CD34+ cell count (x106/kg) in drug substance	8.9	13.6	5.6
Days to neutrophil engraftment	Day +13	Day +15	Day +37
HbAT87Q/total Hb (g/dL) at last visit	7.3/10.5	9.7/12.8	4.3/10.6
Last study follow up (months)**	15	15	6

*If more than one drug substance was manufactured for a subject, the VCN of each drug substance lot is quantified and the cell count is combined.

** Last scheduled study visit for which results were available as of May 2015

In the HGB-205 study, treatment with our LentiGlobin BB305 product candidate has been well-tolerated to-date, with no LentiGlobin-related adverse events observed. All of the adverse events observed are consistent with myeloablative conditioning.

All three subjects successfully engrafted and insertional site analyses (ISAs) demonstrate highly polyclonal reconstitution without clonal dominance.

Investor Conference Call and Webcast Information

bluebird bio will host a conference call and webcast on Monday, June 15 at 8:00 a.m. ET to review the data presented at EHA. The event will be webcast live and can be accessed under "Calendar of Events" in the Investors and Media section of the company's website at www.bluebirdbio.com. Alternatively, investors may listen to the call by dialing (844) 825-4408 from locations in the United States and (315) 625-3227 from outside the United States.

About Beta-thalassemia

Beta-thalassemia is an inherited blood disease that can cause severe anemia. Patients with beta-thalassemia cannot make enough of the beta-globin part of hemoglobin, the protein used by red blood cells to carry oxygen throughout the body. Approximately 60,000 children are born with a serious form of the disease every year, making it one of the most common genetic diseases in the world. In its most severe form, beta-thalassemia is fatal if not treated.

Treating beta-thalassemia includes frequent and lifelong blood transfusions, which deliver red blood cells to the body to correct the anemia. However, blood transfusions also cause excess iron to build up in the body, which can damage organs and cause additional issues, such as abdominal pain, weakness, fatigue, joint pain, endocrine dysfunction, liver cirrhosis and heart failure. Patients who receive ongoing blood transfusions must also receive treatment to remove the excess iron. The only currently available curative treatment option for beta-thalassemia is allogeneic hematopoietic stem cell transplant. However, these transplants are typically offered to pediatric patients with matched related donors (occurring in less than 25 percent of all cases), due to the significant risk of transplant-related morbidity and mortality.

About Sickle Cell Disease

Sickle cell disease (SCD) is a hereditary blood disorder resulting from a mutation in the beta-globin gene that causes polymerization of hemoglobin proteins and abnormal red blood cell function. The symptoms of SCD include anemia, vaso-occlusive crises (a painful complication caused by obstruction of the blood vessels), infections, stroke, and progressive end-organ damage leading to overall poor quality of life and early death in a large subset of patients. The global incidence of SCD is estimated to be 300,000 births annually, and the global prevalence of the disease is estimated to be about 25 million.

Patients with severe SCD typically receive chronic blood transfusion regimens or hydroxyurea. Chronic transfusions for SCD introduce the risk of iron overload, which over time contributes to mortality through iron-associated heart and liver toxicity, and patients must adhere to daily iron chelation regimens. While hydroxyurea has been shown to significantly reduce the burden of vaso-occlusive crisis and related complications, it does not eliminate them. The only potentially curative therapy is allogeneic hematopoietic stem cell transplant (HSCT). Because of the significant morbidity and mortality risks associated with transplants, they are usually offered only to patients who have sibling matched donors and only 10 percent of SCD patients of African descent are able to find such donors.

About the HGB-205 Study

HGB-205 is an ongoing, open-label Phase 1/2 study designed to evaluate the safety and efficacy of bluebird bio’s LentiGlobin BB305 product candidate in the treatment of subjects with beta-thalassemia major and severe sickle cell disease (SCD). The study is designed to enroll up to seven subjects who will be followed to evaluate safety and transfusion requirements post-transplant. Among patients with SCD only, efficacy will also be measured based on the number of vaso-occlusive crises or acute chest syndrome events. For more information on the HGB-205 study, please visit clinicaltrials.gov using identifier NCT02151526.

About the HGB-206 Study

HGB-206 is an ongoing, open-label Phase 1 study designed to evaluate the safety and efficacy of LentiGlobin BB305 product candidate in the treatment of subjects with severe sickle cell disease (SCD). The study is designed to enroll up to eight subjects to evaluate safety and efficacy as measured by changes in red cell function tests and hemolysis markers, as well as clinical events secondary to SCD, including vaso-occlusive crises or acute chest syndrome events. For information on the HGB-206 study, please visit clinicaltrials.gov using the identifier NCT02140554.

About bluebird bio, Inc.

With its lentiviral-based gene therapy and gene editing capabilities, bluebird bio has built an integrated product platform with broad potential application to severe genetic diseases and T cell-based immunotherapy. bluebird bio’s clinical programs include Lenti-D™, currently in a Phase 2/3 study, called the Starbeam Study, for the treatment of childhood cerebral adrenoleukodystrophy, and LentiGlobin®, currently in three clinical studies: a global Phase 1/2 study, called the Northstar Study, for the treatment of beta-thalassemia major; a single-center Phase 1/2 study in France (HGB-205) for the treatment of beta-thalassemia major or severe sickle cell disease; and a separate U.S. Phase 1 study for the treatment of sickle cell disease (HGB-206). bluebird bio also has ongoing preclinical CAR T immuno-oncology programs, as well as discovery research programs utilizing megaTALs/homing endonuclease gene editing technologies.

bluebird bio has operations in Cambridge, Massachusetts, Seattle, Washington, and Paris, France. For more information, please visit www.bluebirdbio.com.

About the Institute of Genetic Diseases -- Imagine

Imagine is a research and innovative healthcare institute of a new type, bringing together researchers, doctors and patients, with a common goal: to cure genetic diseases. This new Institute is housed in a 19,000 m2 building located on the campus of the Necker Enfants Malades Hospital, and brings together over 850 researchers, doctors and healthcare personnel, with an innovative vision: gathering all those concerned in the treatment of genetic diseases to create synergy that encourages transfer of knowledge, to speed up the discovery of new treatments and diagnoses to meet the expectations of the patients and their families.

About the AP-HP

AP-HP, Greater Paris University Hospital, is a care provider known worldwide with its 38 hospitals and the largest university medical center in France and in Europe. Each year, AP-HP welcomes 7 million patients, takes care of more than 1.1 million emergencies and makes more than 5 million outpatient visits. AP-HP is the largest employer in Paris Region with 95,000 people -- doctors, researchers, paramedical, administrative staff and workers.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the potential efficacy and safety of the Company’s LentiGlobin product candidate, in subjects with beta thalassemia major and severe sickle cell disease, including statements concerning the reduced or eliminated need for transfusion support for the study subjects and the potential reduction in symptoms of severe sickle cell disease, statements concerning the Company’s future plans with respect to LentiGlobin and its other product candidates and statements concerning the HGB-206 clinical trial in severe sickle cell disease.  It should be noted that the data for LentiGlobin announced from the HGB-205 study at the EHA Congress are preliminary in nature and the Northstar, HGB-205 and HGB-206 studies LentiGlobin are not completed.  There is limited data concerning long-term safety and efficacy following treatment with LentiGlobin drug product. These data may not continue for these subjects or be repeated or observed in ongoing or future studies involving our LentiGlobin product candidate, including the HGB-205 Study, the Northstar Study or the HGB-206 study in severe sickle cell disease.  It is possible that subjects for whom transfusion support has been reduced or eliminated may receive transfusion support in the future and that the subject with severe sickle cell disease may experience serious symptoms of the disease.  Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the preliminary results from our clinical trials will not continue or be repeated in our ongoing clinical trials, the risk that previously conducted studies involving similar product candidates will not be repeated or observed in ongoing or future studies involving current product candidates, the risk of cessation or delay of any of the ongoing or planned clinical studies and/or our development of our product candidates, the risk of a delay in the enrollment of patients in the Company’s clinical studies, the risk that our collaboration with Celgene will not continue or will not be successful, and the risk that any one or more of our product candidates will not be successfully developed and commercialized. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and bluebird bio undertakes no duty to update this information unless required by law.

Investor Relations:

Manisha Pai

bluebird bio, Inc.

(617) 245-2107

mpai@bluebirdbio.com

Media:

Dan Budwick

Pure Communications, Inc.

(973) 271-6085